NON-COMPETITION AND NON-SOLICITATION AGREEMENT

In consideration of Employee's (as defined below) entering into at-will employment with Employer (as defined below) or one of its subsidiary companies, the compensation and benefits provided to me including those set forth in a separate Employment Agreement, Change in Control Agreement and Confidentiality and Intellectual Property Agreement (the “Confidentiality Agreement”) and Employer's agreement to provide Employee with access to Employer's confidential information, intellectual property and trade secrets, access to its customers and other promises made below, Employee enters into the following non-competition and non-solicitation agreement:

This Non-Competition and Non-Solicitation Agreement (“Agreement”) is effective by and between James G. Brown, Jr. (“Employee”) and First Solar, Inc. (“Employer”) as of April 7, 2008.

Whereas, Employee desires to be employed by Employer and Employer has agreed to employ Employee in the current position of Employee with Employer; or such other position as Employer may from time to time determine;

Whereas, because of the nature of Employee's duties, in the performance of such duties, Employee will have access to and will necessarily utilize sensitive, secret and proprietary data and information, the value of which derives from its secrecy from Employer's competitors, which, like Employer, sell products and services throughout the world;

Whereas, Employee and Employer acknowledge and agree that Employee's conduct in the manner prohibited by this Agreement during, or for the period specified in this Agreement following the termination of, Employee's employment with Employer, would jeopardize Employer's Confidential Information (as defined in the Confidentiality Agreement) and the goodwill Employer has developed and generated over a period of years, and would cause Employer to experience unfair competition and immediate, irreparable harm; and

Whereas, in consideration of Employer's hiring Employee, Employee therefore has agreed to the terms of this Agreement, the Employment Agreement and the Confidentiality Agreement, and specifically to the restrictions contained herein.

Therefore, Employee and Employer hereby agree as follows:

THE FOLLOWING ARE IMPORTANT RESTRICTIONS TO WHICH EMPLOYEE AGREES IN ORDER TO INDUCE EMPLOYER TO RETAIN EMPLOYEE AND WHICH, ONCE EMPLOYEE SIGNS THIS AGREEMENT, ARE BINDING ON THE EMPLOYEE. BY SIGNING THIS AGREEMENT, EMPLOYEE SUGNIFIES THAT EMPLOYEE HAS READ THESE RESTRICTIONS CAREFULLY BEFORE SIGNING THIS AGREEMENT, UNDERSTANDS THE AGREEMENT'S TERMS, AND ASSENTS TO ABIDE BY THESE RESTRICTIONS.

1.    Nature and Period of Restriction. At all times during Employee's employment and for a period of twelve months after the termination of employment (for any reason, including discharge or resignation) with Employer (the “Restricted Period”), Employee agrees as follows:

1.1.    Employee agrees not to engage or assist, in any way or in any capacity, anywhere in the Territory (as defined below), either directly or indirectly, (a) in the business of the development, sale, marketing, manufacture or installation that would be in direct competition with of any type of product sold, developed, marketed, manufactured or installed by Employer during Employee's employment with Employer, including photovoltaic modules, or (b) in any other activity in direct competition or that would be in direct competition with the business of Employer as that business exists and is conducted (or with any business planned or seriously considered, of which Employee has knowledge) during Employee's employment with Employer. In addition and in particular, Employee agrees not to sell, market, provide or distribute, or endeavor to sell, market, provide or distribute, in any way, directly or indirectly, on behalf of Employee or any other person or entity, any products or services competitive with those of Employer to any person or entity which is or was an actual or prospective customer of Employer at any time during Employee's employment by Employer.

1.2.    “Territory” for purposes of this Agreement means North America, South America, Australia, Europe and Asia.

1.3.    Employee agrees not to solicit, recruit, hire, employ or attempt to hire or employ, or assist any other person or entity in the recruitment or hiring of, any person who is (or was) an employee of Employer, and agrees not to otherwise urge, induce or seek to induce any person to terminate his or her employment with Employer.

1.4.    The parties understand and agree that the restrictions set forth in the paragraphs in this Section 1 also extend to Employee's recommending or directing any such actual or prospective customers to any other competitive concerns, or assisting in any way any competitive concerns in soliciting or providing products or services to such customers, whether or not Employee personally provides any products or services directly to such customers. For purposes of this Agreement, a prospective customer is one that Employer solicited or with which Employer otherwise sought to engage in a business transaction during the time that Employee is or was employed by Employer.

1.5.    Employee and Employer acknowledge and agree that Employer has expended substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships, trade secrets and goodwill and to build an effective organization and that Employer has a legitimate business interest and right in protecting those assets as well as any similar assets that Employer may develop or obtain. Employee and Employer acknowledge that Employer is entitled to protect and preserve the going concern value of Employer and its business and trade secrets to the extent permitted by law. Employee acknowledges and agrees the restrictions imposed upon Employee under this Agreement are reasonable and necessary for the protection of Employer's legitimate interests, including Employer's Confidential Information, intellectual property, trade secrets and goodwill. Employee and Employer acknowledge that Employer is engaged in a highly competitive business, that Employee is expected to serve a key role with Employer, that Employee will have access to Employer's Confidential Information, that Employer's business and customers and prospective customers are located around the world, and that Employee could compete with Employer from virtually any location in the world. Employee acknowledges and agrees that the restrictions set forth in this Agreement do not impose any substantial hardship on Employee and that Employee will reasonably be able to earn a livelihood without violating any provision of this Agreement. Employee acknowledges and agrees that, in addition to Employer's agreement to hire him, part of the consideration for the restrictions in this Section 1 consists of Employer's agreement to make severance payments as set forth in the separate Employment Agreement between Employer and Employee.

1.6.    Employee agrees to comply with each of the restrictive covenants contained in this Agreement in accordance with its terms, and Employee shall not, and hereby agrees to waive and release any right or claim to, challenge the reasonableness, validity or enforceability of any of the restrictive covenants contained in this Agreement.

2.    Notice by Employee to Employer. Prior to engaging in any employment or business during the Restricted Period, Employee agrees to provide prior written notice (by certified mail) to Employer in accordance with Section 6, stating the description of the activities or position sought to be undertaken by Employee, and to provide such further information as Employer may reasonably request in connection therewith (including the location where the services would be performed and the present or former customers or employees of Employer anticipated to receive such products or services). Employer shall be free to object or not to object in its unfettered discretion, and the parties agree that any actions taken or not taken by Employer with respect to any other employees or former employees shall have no bearing whatsoever on Employer's decision or on any questions regarding the enforceability of any of these restraints with respect to Employee.

3.    Notice to Subsequent Employer. Prior to accepting employment with any other person or entity during the Restricted Period, Employee shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered promptly to Employer in accordance with Section 6.

4.    Extension of Non-Competition Period in the Event of Breach. It is agreed that the Restricted Period shall be extended by an amount of time equal to the amount of time during which Employee is in breach of any of the restrictive covenants set forth above.

5.    Judicial Reformation to Render Agreement Enforceable. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law. Employer and Employee agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.

6.    Notice. All documents, notices or other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to be duly delivered or given when received.

If to Employer:	First Solar, Inc. 350 West Washington Street Suite 600 Tempe, AZ 85281 Attention: Human Resources with a copy to the Legal Department
Fax: (602) 414-9400
If to Employee:	To Employee's then current address on file with Employer

7.    Enforcement. Except as expressly stated herein, the covenants contained in this Agreement shall be construed as independent of any other provision or covenants of any other agreement between Employer and Employee, and the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, or the actions of Employer with respect to enforcement of similar restrictions as to other employees, shall not constitute a defense to the enforcement by Employer of such covenants. Employee acknowledges and agrees that Employer has invested great time, effort and expense in its business and reputation, that the products and information of Employer are unique and valuable, and that the services performed by Employee are unique and extraordinary, and Employee agrees that Employer will suffer immediate, irreparable harm and shall be entitled, upon a breach or a threatened breach of this Agreement, to emergency, preliminary, and permanent injunctive relief against such activities, without having to post any bond or other security, and in addition to any other remedies available to Employer at law or equity. Any specific right or remedy set forth in this Agreement, legal, equitable or otherwise, shall not be exclusive but shall be cumulative upon all other rights and remedies allowed or by law, including the recovery of money damages. The failure of Employer to enforce any of the provisions of this Agreement, or the provisions of any agreement with any other Employee, shall not constitute a waiver or limit any of Employer's rights.

8.    At-Will Employment; Termination. This Agreement does not alter the at-will nature of Employee's employment by Employer, and Employee's employment may be terminated by either party, with or without notice and with or without cause, at any time. In addition to the foregoing provisions of this Agreement, upon Employee's termination, Employee shall cease all identification of Employee with Employer and/or the business, products or services of Employer, and the use of Employer's name, trademarks, trade name or fictitious name. All provisions, obligations, and restrictions in this Agreement shall survive termination of Employee's employment with Employer.

9.    Choice of Law, Choice of Forum. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation, or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys' fees. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party's agreements in this Section 9 are made in consideration of the other party's agreements in this Section 9, as well as in other portions of this Agreement.

10.	Entire Agreement, Modification and Assignment.

10.1.    This Agreement, the Employment Agreement the Confidentiality Agreement and the Change in Control Agreement comprise the entire agreement relating to the subject matter hereof between the parties and supersede, cancel, and annul any and all prior agreements or understandings between the parties concerning the subject matter of the Agreement.

10.2.    This Agreement may not be modified orally but may only be modified in a writing executed by both Employer and Employee.

10.3.    This Agreement shall inure to the benefit of Employer, its successors and assigns, and may be assigned by Employer. Employee's rights and obligations under this Agreement may not be assigned by Employee.

11.	Construction. As used in this Agreement, words such as “herein,” “hereinafter,”
“hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

IN WITNESS WHEREOF, the parties have executed this Agreement, effective as of the day and year first written above.

Signed:	/s/ James G. Brown, Jr.
Employee
	Print Name:	James G. Brown, Jr.
Agreed to by First Solar, Inc.
	By:	/s/ Carol Campbell
	Its:	VP, Human Resources